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                                                                    EXHIBIT 5.0

                    ATER WYNNE HEWITT DODSON & SKERRITT, LLP
                                222 S.W. Columbia
                                   Suite 1800
                             Portland, Oregon 97201


                                 October 2, 1996




Board of Directors
Consep, Inc.
213 SW Columbia Street
Bend, Oregon  97702

Gentlemen:

         In connection with the public offering of 2,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of Consep, Inc., an Oregon corporation (the "Company"), under the registration statement on Form S-1, File No. 33-11827, and the proposed sale of the Common Stock pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") to be entered into by the Company and Value Investing Partners, Inc., as representative of the several underwriters, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be sold pursuant to the Underwriting Agreement, when such shares have been delivered against payment therefor as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the registration statement. This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to
Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.


                                   Very truly yours,

                                   /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                                   ATER WYNNE HEWITT DODSON & SKERRITT, LLP